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Media – John Vigeland (920) 429-4132 Investors – Jenine Maloney	(920) 429-7039

SHOPKO ANNOUNCES RESIGNATION OF PRESIDENT & CEO

GREEN BAY, Wis. (April 14, 2005) ShopKo Stores, Inc. (NYSE: SKO), today announced the resignation of Sam Duncan, president and chief executive officer. Duncan is leaving the company effective immediately to assume a similar position at OfficeMax Inc. in Itasca, Ill. An interim president & CEO of ShopKo Stores, Inc. is expected to be named in the near future.

ShopKo Stores, Inc. is a retailer of quality goods and services headquartered in Green Bay, Wis., with stores located throughout the Midwest, Mountain and Pacific Northwest regions. Retail formats include 140 ShopKo stores, providing quality name-brand merchandise, great values, pharmacy and optical services in mid-sized to larger cities; 223 Pamida stores, 118 of which contain pharmacies, bringing value and convenience close to home in small, rural communities; and three ShopKo Express Rx stores, a new and convenient neighborhood drugstore concept. With more than $3.0 billion in annual sales, ShopKo Stores, Inc. is listed on the New York Stock Exchange under the symbol SKO. For more information about ShopKo, Pamida or ShopKo Express Rx, visit our Web site at www.shopko.com.

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